UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2016

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road Parsippany, New Jersey 07054	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 16, 2016, Wireless Telecom Group, Inc. and its wholly owned subsidiary Boonton Electronics Corporation (the “Company”) and WTT Acquisition Corp. entered into a Settlement Agreement and Site Release (the “Settlement Agreement”) with Century Indemnity Company, as successor to Insurance Company of North America (“INA/Century”) and Federal Insurance Company (“Federal” and together with INA/Century, the “Chubb Insurers”).

Under the terms of the Settlement Agreement, the Company will receive a payment of $485,000 for full and final settlement of any and all claims. The Settlement Agreement settles prior disputes between the parties related to whether insurance policies were issued by the Chubb Insurers and whether they provided coverage for expenses arising from an investigation by the New Jersey Department of Environmental Protection (the “NJDEP”) in 1982 concerning a water remediation plan (the “Plan”) at a facility previously leased by Boonton Electronics Corporation. The Company will continue to be liable under the Plan, until such time as the NJDEP releases it from all future obligations.

As disclosed in previous filings, the Company believes that it is in material compliance with all environmental laws and does not anticipate any material expenditure to meet current or pending environmental requirements.

The foregoing descriptions of the Settlement Agreement do not purport to be complete and are qualified in their entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1	Settlement Agreement and Site Release, dated December 16, 2016 by and between Century Indemnity Company and Federal Insurance Company and Boonton Electronics Corporation, WTT Acquisition Corp., and Wireless Telecom Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: December 21, 2016	By:	/s/ Timothy Whelan
Timothy Whelan
Chief Executive Officer and Director

EXHIBIT INDEX

No.	Description

10.1

Settlement Agreement and Site Release, dated December 16, 2016 by and between Century Indemnity Company and Federal Insurance Company and Boonton Electronics Corporation, WTT Acquisition Corp., and Wireless Telecom Group, Inc.